UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 9, 2019

Defense Technologies International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-54851	99-0363802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2683 Via De La Valle, Suite G418, Del Mar, CA 92014
(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 520-9485

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms "company", "Defense Technologies," "DTII", "we," "us," "our" and similar terminology, reference Defense Technologies International Corp.

Item  8.01  Other Items.

Defense Technologies International Corp. announced today that it has completed its initial distribution agreement for the sale of its Passive Portal security units. The agreement with AZTECH Educational Resources of Sun City, Arizona, provides for the manufacture and sale of ten fully operational Passive Portal units. The Passive Portal system uses the 'Earth's Magnetic Fields' with no emissions for detection of dangerous weapons in the educational environment and is considered safe for any person passing through.

AZTECH, for an initial term of 180 days, will become the exclusive licensee to sell to the entire school systems in the State of Arizona and to public and private schools in Clark County, Las Vegas, Nevada. AZTECH will also have the authority to sell on a non-exclusive basis to businesses and other public buildings in the same jurisdictions. The arrangement with AZRECH may be extended by mutual agreement between the parties. AZTECH is a provider of curriculum, training, and equipment in schools from kindergarten through university. It also provides equipment and curriculum available in all of its product categories.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Any "safe harbor under this Act does not apply to a "penny stock" issuer, which definition would include the company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Defense Technologies International Corp.

Date: January 9, 2019	By: /s/ Merrill W. Moses
Merrill W. Moses
CEO and Interim Chief Financial Officer